Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

NLS Pharmaceutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares, par value CHF 0.02	457(o)	(1)	(1)	$3,900,000	$0.0000927	$361.53

Fees Previously Paid	Equity	Common shares, par value CHF 0.02	(2)	(2)	(2)	$75,000,000	(2)	$6,925.50

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$3,900,000		$361.53

	Total Fees Previously Paid							$6,925.50

	Total Fee Offsets							-

	Net Fee Due							$0

(1)

Consists of up to $3,900,000 of common shares, par value CHF 0.02, of NLS Pharmaceutics Ltd. (the “Company”) issuable pursuant to the ATM Sales Agreement, dated as of March 4, 2022 (the “Agreement”), by and between the Company and Virtu Americas LLC.

(2)

Relates to the shelf registration statement on Form F-3 filed by the Company for the sale of up to $75,000,000 of the Company’s securities, which was declared effective by the Securities and Exchange Commission on February 11, 2022, pursuant to which the Company paid a registration fee of $6,925.50. Such prior registration fee was estimated solely to calculate the registration fee in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, under the Securities Act of 1933, as amended.